EXHIBIT 23



                       CONSENT OF INDEPENDENT AUDITORS







THE BOARD OF DIRECTORS
INDEPENDENCE HOLDING COMPANY:



We consent to incorporation by reference in the registration statement (No. 33-23302) on Form S-8 of Independence Holding Company and subsidiaries of our report dated March 24, 1997, relating to the consolidated balance sheets of Independence Holding Company and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the 1996 annual report on Form 10-K of Independence Holding Company and subsidiaries.


                                        KPMG PEAT MARWICK LLP






New York, New York
March 26, 1997